EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The Hershey Company:

We consent to the incorporation by reference in the registration statements (File No. 333-205269, File No. 333-174123, File No. 333-143764, File No. 333-107706, File No. 333-72100, File No. 333-72112, File No. 333-52509 and File No. 333-25853) on Forms S-3 and S-8 of The Hershey Company of our report dated February 26, 2016, with respect to the consolidated balance sheets of The Hershey Company and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 Annual Report on Form 10‑K of The Hershey Company. Our report dated February 26, 2016, expresses our opinion that The Hershey Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness existed as of December 31, 2015 related to the Company’s accounting for cocoa derivative financial instruments.

/s/ KPMG LLP
New York, New York
February 26, 2016